UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §167; 240.14a-12

Westinghouse Air Brake Technologies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting—May 18, 2005

and Proxy Statement

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

Dear Stockholder:

We invite you to attend the annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec”), on May 18, 2005 at 11:00 a.m. in Pittsburgh, Pennsylvania.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the items we will vote on at the meeting. It also explains how the voting process works and gives personal information about our director candidates.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, or you may vote over the Internet or by telephone by following the instructions found on the proxy card. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the annual meeting. Mailing your proxy or voting over the Internet or by telephone does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

Alvaro Garcia-Tunon

Senior Vice President,

Chief Financial Officer and

Secretary

April 14, 2005

NOTICE OF 2005 ANNUAL MEETING

Date, Time and Place

•	May 18, 2005

•	11:00 a.m.

•	Omni William Penn Hotel, William Penn Place, Pittsburgh, Pennsylvania 15219

Purpose

•	Elect three directors for a term of three years

•	Conduct other business if properly raised

Procedures

•	If you own stock directly, please complete the enclosed proxy card requested by the Board.

•	Only stockholders of record on March 21, 2005 receive notice of and may vote at the meeting.

Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope or vote over the Internet or by telephone.

Alvaro Garcia-Tunon

Senior Vice President,

Chief Financial Officer and

Secretary

April 14, 2005

General

We have sent you this booklet and proxy on or about April 14, 2005 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec”), is soliciting your proxy to vote at the company’s 2005 annual meeting of stockholders.

Who May Vote

Stockholders of Wabtec as reflected in our stock records at the close of business on March 21, 2005 may vote. You have one vote for each share of Wabtec common stock you own.

How to Vote

You may vote in person at the meeting or by proxy. Most shareholders of record have a choice of voting by proxy over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, stockbroker or other holder of record to see which options are available to you. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Electronic Access to Proxy Materials and Annual Report

This notice of Annual Meeting and Proxy Statement and the 2004 Annual Report are available on our Internet site at http://www.wabtec.com. If you are a shareholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote over the Internet or by telephone, or check the appropriate box on the proxy card if mailing your proxy. If you hold your shares through a bank, stockbroker or other holder, check the information provided by that entity for instructions on how to view future proxy statements and annual reports and vote your shares over the Internet. Choosing to receive your proxy materials online saves us the cost of producing and mailing these materials to your home or office and gives you an automatic link to the proxy voting site.

How a Proxy Works

Giving us a proxy means you authorize us to vote your shares in accordance with your directions. If you do not make any selections, your shares will be voted in favor of our director candidates.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Wabtec’s Secretary in writing.

Common Stock Outstanding

As of the close of business on March 21, 2005, 46,421,708 shares of Wabtec common stock were issued and outstanding.

Quorum and Voting Information

To conduct the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card, vote over the Internet or vote by telephone.

If a quorum is present at the meeting, the three director candidates receiving the most votes will be elected to fill the three open seats on the Board. Approval of any other matter that properly comes before the annual meeting requires the favorable vote of a majority of shares present in person or by proxy, unless the matter requires more than a majority vote under statute or our by-laws.

Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as a vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

Common Stock Ownership

Director and Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission, a person beneficially owns Wabtec common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows how much Wabtec common stock is beneficially owned as of January 31, 2005 by directors, nominees for director, anyone who served in the capacity as chief executive officer during 2004 and the four highest paid executive officers, other than anyone who served in the capacity of chief executive officer, in 2004. Each person has sole voting power and sole dispositive power unless indicated otherwise.

Executive Officer	Shares Owned		Percent of Class
William E. Kassling	1,931,489	(1)(2)	4.2%
Alvaro Garcia-Tunon	66,808	(2)	*
Barry L. Pennypacker	82,541	(2)	*
Timothy J. Logan	156,735	(2)	*
James E. McClaine	87,550	(2)	*

Director/Nominee	Shares Owned		Percent of Class
Robert J. Brooks	550,078	(2)(3)	1.2%
Kim G. Davis	9,166	(2)	*
Emilio A. Fernandez	674,207	(2)(4)	1.5%
Lee B. Foster, II	45,405	(2)(5)	*
Michael W. D. Howell	7,333	(2)(6)	*
James P. Miscoll	27,944	(2)	*
James V. Napier	40,999	(2)(7)	*
Directors and Executive Officers as a Group (20 persons)	4,020,335	(2)	8.7%
*	Less than 1%
(1)	Includes 88,570 shares beneficially owned by Mr. Kassling. Also includes 1,460,536 shares beneficially owned by Davideco, a Pennsylvania business trust, 8,000 shares owned by Mr. Kassling’s wife and 500 shares owned by Mr. Kassling’s son. Mr. Kassling disclaims beneficial ownership of the shares held by his wife and son.
(2)	Includes options that are exercisable on or within 60 days of January 31, 2005 as follows: Mr. Brooks 138,440; Mr. Davis 5,666; Mr. Fernandez 13,999; Mr. Foster 13,999; Mr. Garcia-Tunon 46,000; Mr. Howell 2,333; Mr. Kassling 366,880; Mr. Logan 148,440; Mr. McClaine 87,550; Mr. Miscoll 13,999; Mr. Napier 23,999; Mr. Pennypacker 78,333; and all directors and executive officers as a group 1,236,771.
(3)	Includes 35,936 shares beneficially owned by Mr. Brooks. Also includes 375,702 shares owned by Suebro, Inc., a Delaware holding company.
(4)	Includes 403,033 shares beneficially owned by Mr. Fernandez. Also includes 257,175 shares beneficially owned by Mr. Fernandez’s wife. Mr. Fernandez disclaims beneficial ownership of the shares held by his wife.
(5)	Includes 24,806 shares beneficially owned by Mr. Foster and 6,600 shares held by Foster Holdings, Inc.
(6)	Includes 2,500 shares beneficially owned by Mr. Howell and 2,500 shares held by Hilliard Lyons, Inc. as custodian for Mr. Howell’s retirement account.
(7)	Includes 16,500 shares beneficially owned by Mr. Napier and 500 shares held in Mr. Napier’s Keogh account.

Other Owners of More Than 5%

The following table shows stockholders who are known to the company to be a beneficial owner of more than 5% of Wabtec’s common stock as of December 31, 2004.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent of Class

State Street Research & Management Company	3,320,710	(1)	7.22%
One Financial Center, 31st Floor
Boston, MA 02111

FMR Corp.	3,247,000	(2)	7.06%
82 Devonshire Street
Boston, MA 02109

Westfield Capital	2,654,606	(3)	5.77%
One Financial Center
Boston, MA 02111
(1)	According to Schedule 13G filed with the Securities and Exchange Commission on January 27, 2005 by State Street Research & Management Company (“State Street Research”), State Street Research is a registered investment adviser with sole power to vote and dispose of 3,320,710 shares. These shares are owned of record by certain mutual funds and/or institutional accounts managed by State Street Research as investment adviser. State Street Research disclaims any beneficial interest in such shares.
(2)	According to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by FMR Corp., FMR Corp. is a parent holding company of Fidelity Management & Research Company (“Fidelity”), a registered investment adviser, and Fidelity Management Trust Company, a bank. FMR Corp. has sole voting power with respect to 1,519,000 shares and sole dispositive power with respect to 3,247,000 shares. Fidelity is the beneficial owner of 1,730,400 shares as a result of its acting as an investment adviser to various registered investment companies. Fidelity Management Trust Company is the beneficial owner of 1,281,700 shares as a result of its serving as investment manager of certain institutional accounts.
(3)	According to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Westfield Capital Management Co. LLC (“Westfield”), Westfield is a registered investment adviser with sole voting power with respect to 2,298,530 and sole dispositive power with respect to 2,654,606.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Wabtec stock. Directors and officers must furnish us with copies of these reports.

Based on these copies and directors’ and executive officers’ representations we believe all directors and executive officers complied with the requirements in 2004.

Proposal 1—Elect Directors

Wabtec’s Board of Directors currently has eight members and four vacant seats. The Board is divided into three classes whose terms of office end in successive years. Emilio A. Fernandez, Lee B. Foster, II and James V. Napier, whose terms of office are expiring, have been nominated to serve for new terms ending in 2008. The Board may act at a future date to fill the four remaining vacancies or reduce the size of the Board. The nominations were made by the Nominating and Corporate Governance Committee of the Board and approved by the Board. The role of the Nominating and Corporate Governance Committee is discussed further below.

Your proxy will be voted FOR the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

Only votes for a candidate are counted in the election of directors. The three nominees who receive the most votes will be elected as directors.

The Board recommends you vote FOR each of the following candidates.

Director Nominees to Serve for a Three-Year Term Expiring in 2008

Emilio A. Fernandez Age 60 Director since 1995	Vice Chairman of Wabtec since March 1998; Executive Vice President of Wabtec from prior to 1997 to February 1998.

Lee B. Foster, II Age 58 Director since 1999

Chairman of L. B. Foster Company since 1998; Chief Executive Officer of L. B. Foster Company from prior to 1997 to 2002; President of L.B. Foster Company from prior to 1997 to 2000.

Director of L.B. Foster Company

James V. Napier Age 68 Director since 1995

Chairman of Scientific Atlanta, Inc. from prior to 1997 to November 2000.

Director of Scientific Atlanta, Inc., Engelhard Corporation, Vulcan Materials Company, McKesson Corporation and Intelligent Systems, Inc.

Continuing Directors with a Term Expiring in 2006

Kim G. Davis Age 51 Director since 1997	Managing Director of Charlesbank Capital Partners, LLC and its predecessor since 1998. Director of Shoppers Drug Mart Corporation

Michael W. D. Howell Age 57 Director since 2003

Chief Executive Officer of Transport Initiatives Edinburgh (tie) Limited since May 2002; Chairman of FPT Group Limited from April 1998 to March 2002.

Director of Arlington Capital Management (CI) Limited; Trustee and Treasurer of City and Guilds of London Institute; Chairman of Audit and Risk Committee and Governor of Clothworkers’ Company and Foundation, London

Continuing Directors with a Term Expiring in 2007

Robert J. Brooks Age 61 Director since 1990	Executive Vice President of Wabtec from November 1999 to March 2004; Chief Financial Officer and Secretary of Wabtec since prior to 1997 to March 2003. Director of Crucible Materials Corporation

William E. Kassling Age 61 Director since 1990

Chairman of Wabtec from prior to 1997; Chief Executive Officer of Wabtec since May 2004 and from prior to 1997 to February 2001; President of Wabtec since May 2004 and from prior to 1997 to February 1998.

Director of Aearo Corporation, Scientific Atlanta, Inc. and Parker-Hannifin Corporation

James P. Miscoll Age 70 Director since 1999

Mr. Miscoll held various positions with Bank of America since 1962, including Vice Chairman from 1984 through his retirement in 1992.

Director of MK Resources Company; 21st Century Industries; Senior advisor to AIG; Vice Chairman of Chela Financial Resources; and Director of Encore Productions.

Directors’ Compensation

Effective May 2004, Wabtec revised its compensation plan for non-employee directors. Under the revised plan, each non-employee director will now receive an annual cash retainer equal to $25,000 for their services as a director. In addition, each such director is entitled to receive $1,500 for each Board meeting or Board committee meeting that they attend in person and $1,000 for each Board meeting or Board committee meeting that they participate by telephone. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings and other activities relating to the Board or its committees.

In addition, the non-employee directors also participate in the 1995 Non-Employee Directors’ Fee and Stock Option Plan (the “Plan”). The Plan is intended to encourage the highest level of performance for members of the Board of Directors by providing such directors with a proprietary interest in our financial success. Under the Plan, each non-employee director is now entitled to receive 1,500 shares of common stock annually. In addition, all non-employee directors as of January 25, 2000 received a one-time initial grant of 5,000 stock options (priced at $12.75), received 5,000 stock options on December 5, 2000 (priced at $9.535), received 2,000 stock options January 2, 2002, (priced at $12.24), received 2,000 stock options January 2, 2003 (priced at $13.975), and received 2,000 stock options January 2, 2004 (priced at $17.17). Beginning January 3, 2005, each non-employee director received 4,000 stock options (priced at $21.145) and will now receive 4,000 stock options each January 2nd during their term of service on the Board. Such grants are priced at the average of the high and low stock price on the day granted, with a vesting period of three years from the date of grant. Newly elected directors are eligible to receive 5,000 stock options upon their initial election to the Board.

The Board and Committees

The Board met nine times during 2004. All directors attended at least 75% of all meetings of the Board and the Committees on which they served in 2004. The Board committees that help the Board fulfill its duties include the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board also holds regularly scheduled meetings of non-employee directors. Mr. Davis has been chosen to preside at these meetings.

The Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the New York Stock Exchange. These standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•	a director or an immediate family member is an executive officer or employee of a company that makes payments to, or receives payments from, Wabtec or any of its subsidiaries for property or services in an amount which in any single fiscal year does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenue;

•	a director beneficially owns less than 10% of Wabtec’s issued and outstanding common stock; and

•	a director serves as an executive officer of a charitable organization and Wabtec’s charitable contributions to the charitable organization in any fiscal year are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and Wabtec and has determined that a majority of its members are independent. Specifically, none of the following directors, Mr. Davis, Mr. Fernandez, Mr. Foster, Mr. Miscoll, Mr. Napier and Mr. Howell, has a material relationship with Wabtec and each such director meets the independence requirements of the New York Stock Exchange.

The Board provides a process for stockholders to send communications to the Board or any of the directors of Wabtec. Stockholder communications to the board or any director should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148. All such communications will be compiled by the Secretary of Wabtec and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board. Stockholders may also communicate directly with the non-employee directors at the email address nonmanagementdirectors@wabtec.com.

It is the company’s policy that all directors attend the annual meeting of stockholders if reasonably possible. All directors attended the 2004 annual meeting of stockholders.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee acts under a written charter which was adopted by the Board of Directors on February 18, 2004. The Nominating and Corporate Governance Committee reviewed its written charter at its February 24, 2005 meeting and approved the continued use of its written charter. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com. The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Wabtec’s Board of Directors and to use such to select nominees;

•	recommend nominees for each Board committee;

•	oversee the corporate governance of Wabtec; and

•	to recommend corporate governance guidelines.

The Committee met one time in 2004. The members of the Nominating and Corporate Governance Committee are Mr. Davis, Mr. Fernandez and Mr. Howell, who are each independent, as independence for such members is defined in the listing standards of the New York Stock Exchange. Mr. Davis is the Chairman of the Nominating and Corporate Governance Committee.

The Committee will consider director nominees recommended by stockholders. Stockholders wishing to recommend a director candidate for consideration by the Committee can do so by writing the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148; giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. No candidates for Board membership have been put forward by stockholders for election at the 2005 annual meeting.

In evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does require minimum qualifications of a Board nominee. The Committee is guided by the objective set forth in its charter of ensuring that the Board consists of individuals from diverse educational and professional experiences and backgrounds who collectively provide meaningful counsel to management. The Committee considers the candidate’s character, integrity, experience, understanding of strategy and policy-setting and reputation for working well with others. If candidates are recommended by the Company’s stockholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Pursuant to authority granted under its Charter, the Committee in 2004 hired and paid a fee to a search firm for assistance for identifying and evaluating potential candidates for Board positions.

The Audit Committee

The Audit Committee acts under a written charter which was amended and restated by the Board of Directors on February 18, 2004. The Audit Committee reviewed its written charter at its February 24, 2005 meeting and approved the continued use of its written charter.

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to stockholders, the investment community and others relating to the integrity of Wabtec’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of Wabtec’s internal audit function and independent registered public accountants, the independent registered public accountant’s qualifications and independence, and Wabtec’s compliance with ethics policies and legal and regulatory requirements. The Committee is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Wabtec. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Wabtec regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee met eight times in 2004. The Audit Committee members are Mr. Fernandez, Mr. Foster, Mr. Howell and Mr. Miscoll, who are each independent, as independence is defined in the listing standards of the New York Stock Exchange. The Board has determined that Mr. Miscoll, who serves at the Audit Committee Chairman, qualifies as an “audit committee financial expert” as such is defined by the regulations of the Securities and Exchange Commission.

Audit Committee Report

The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of our oversight function, we meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We meet privately with the independent registered public accountants, who have unrestricted access to the audit committee. Specifically, we have reviewed and discussed with management and the independent registered public accountants the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2004.

We have also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

Furthermore, we have received and reviewed the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have discussed with the independent registered public accountants their independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission.

Respectfully submitted,

James P. Miscoll, Chairman

Emilio A. Fernandez

Lee B. Foster, II

Michael W. D. Howell

The Compensation Committee

The Compensation Committee provides assistance to the Board relating to the compensation of Wabtec’s officers and directors. The Committee’s principal responsibilities include:

•	reviewing and approving goals and objectives for the CEO and determining the CEO’s compensation,

•	recommending compensation of all directors and officers, and

•	recommending incentive compensation plans and equity-based plans.

The Compensation Committee members are: Mr. Davis, Mr. Fernandez, Mr. Foster and Mr. Napier. Mr. Napier serves as the Compensation Committee’s Chairman. The Compensation Committee met four times in 2004.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in 2004, Mr. Davis, Mr. Fernandez, Mr. Foster and Mr. Napier, are non-employee directors who satisfy the independence standards of the New York Stock Exchange listing standards.

During 2004, no executive officer of Wabtec served as a member of the board of directors or Compensation Committee of any entity that has an executive officer serving as a member of Wabtec’s Board of Directors or Compensation Committee.

Compensation Committee Report

Even if Wabtec’s previous filings under the Securities Laws incorporate future filings, including proxy statements, the following report and the Stock Performance Graph on page 14 are NOT incorporated by reference into any of those previous filings.

All of the members of the Compensation Committee are non-employee directors. The committee’s principal responsibility is to review, recommend and approve changes to our compensation policies and programs. The committee is also responsible for reviewing and approving all compensation actions for the Chief Executive Officer and other Executive Officers.

Our compensation plan has three basic components:

•	base salaries and bonuses,

•	benefit plans, and

•	long-term incentives.

Base Salaries and Bonuses. The committee recommends base salaries and bonuses of executive officers to the Board, which then establishes these items. Base salaries are determined at the beginning of the year and bonuses are awarded after our fiscal year results are available.

Executive officers’ base salaries depend mainly on their office and responsibilities and are reviewed annually. Mr. Gregory T. H. Davies’ annual base salary, as Chief Executive Officer in 2004, was $645,000. Mr. William E. Kassling became Chief Executive Officer beginning in May 2004, with an annual base salary of $700,000. He also receives a bonus based on the same factors as the other executive officers as discussed below. The Compensation Committee reviews and approves a Chief Executive Officer’s salary each year.

During 2004, Wabtec had in effect an executive bonus plan, which was approved by the Board. Bonuses are based upon the success of two factors: a financial performance factor, which measures earnings before interest and taxes and working capital management; and a personal performance factor which measures whether the executive has attained certain goals agreed to by the executive, his supervisor, and the Board. There are guidelines as to the payment of bonuses, although the Committee may exercise its discretion with respect to those guidelines. We believe this philosophy encourages Wabtec and our executives to establish ambitious goals and that it promotes teamwork, productivity and profitability.

Wabtec’s employees may purchase shares of Wabtec common stock under the 1998 Employee Stock Purchase Plan. The plan allows eligible employees to purchase shares of Wabtec common stock for 85% of fair market value through payroll deductions; employees may purchase up to $25,000 of stock per year. We believe that this plan promotes Wabtec’s continued success by encouraging our employees to have increased awareness of, and commitment to, our corporate goals. Robert J. Brooks, Patrick D. Dugan, William E. Kassling, Barry L. Pennypacker, Gary Prasser, Scott E. Wahlstrom and Timothy R. Wesley participated in the Plan during 2004.

Long-Term Incentives. The Committee may grant long-term incentives to employees by granting stock options or performance units or making restricted share awards under the Company’s 2000 Stock Incentive Plan. The Committee views stock options, performance units and restricted share awards as incentives to enable Wabtec to hire and retain executives and to provide executives with incentives related to the Company’s stock price, in the case of stock option or restricted share awards, or economic profit, in the case of performance units, so they have interests similar to your interests as Wabtec common stockholders. Our decision to grant stock options or performance units or award restricted shares is based upon an individual’s job level, among other factors.

Other. Executive officers may also participate in Wabtec’s 401(k) Plan. Wabtec provides certain other personal benefits to certain employees, including executive officers, that are not significant in total.

Respectfully submitted,

James V. Napier, Chairman

Emilio A. Fernandez

Lee B. Foster, II

Kim G. Davis

Summary Compensation Table

This table shows the compensation for those who served as Wabtec’s Chief Executive Officer and the four other most highly paid executive officers in 2004.

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options	Restricted Stock Award	LTIP Payouts	All Other Compensation (2)
William E. Kassling (3)	2004	$571,608	$533,356	$95,978	30,000	—	—	$17,242
Chairman, Chief Executive	2003	449,009	182,717	111,092	75,000	—	—	18,720
Officer and President	2002	449,009	256,448	115,884	100,000	—	—	18,000

Gregory T. H. Davies (4)	2004	$372,115	$0	$51,074	50,000	—	—	$188,037
President and	2003	634,846	262,477	91,336	110,000	—	—	19,112
Chief Executive Officer	2002	601,269	351,259	90,997	150,000	—	—	18,000

Alvaro Garcia-Tunon	2004	$246,519	$198,376	$54,796	10,000	—	—	$13,053
Senior Vice President,	2003	203,750	98,052	47,542	40,000	—	—	16,066
Chief Financial Officer and	2002	164,000	71,463	—	15,000	—	—	14,939
Secretary

Barry L. Pennypacker	2004	$235,058	$194,271	$—	10,000	—	—	$6,478
Vice President and	2003	211,615	81,777	—	15,000	—	—	9,810
Group Executive	2002	202,662	94,921	—	15,000	—	—	12,274

Timothy J. Logan	2004	$208,596	$182,253	$—	10,000	—	—	$12,990
Vice President and	2003	196,615	100,348	—	10,000	—	—	15,988
Group Executive	2002	187,500	149,382	—	15,000	—	—	17,002

James E. McClaine	2004	$199,450	$138,301	$—	10,000	—	—	$13,890
Vice President and	2003	192,000	56,579	—	10,000	—	—	17,145
Group Executive	2002	190,000	75,798	—	10,000	—	—	18,856
(1)	In accordance with SEC rules, amounts that are less than the lesser of $50,000 or 10% of the total annual salary and bonus for the applicable executive officer have been omitted. The amount of personal benefits shown in this column that represent more than 25% of the applicable executive officer’s total “Other Annual Compensation” include: (1) financial planning services of $40,000 to each of Messrs. Kassling and Davies in 2004, 2003 and 2002; and $15,000 to Mr. Garcia-Tunon in 2004 and 2003, and (2) tax gross up payments for the following individuals: Mr. Kassling, $38,976 (2004), $48,736 (2003) and $50,815 (2002); Mr. Davies, $41,896 (2003) and $41,722 (2002); and Mr. Garcia-Tunon, $22,253 (2004) and $20,857 (2003).
(2)	Amounts include matching contributions made by the Company under its 401(k) plan paid on behalf of the following individuals in 2004, 2003 and 2002 respectively: Mr. Kassling, $12,300, $15,500 and $18,000; Mr. Davies, $12,300, $15,500 and $18,000; Mr. Garcia-Tunon, $12,300, $15,500 and $14,635; Mr. Pennypacker, $6,150, $9,500 and $12,000; Mr. Logan, $12,300, $15,339 and $16,604; and Mr. McClaine, $12,005, $15,260 and $17,058. Amounts also include imputed group term life insurance premium payments paid by the Company on behalf of the following individuals in 2004, 2003 and 2002 respectively: Mr. Kassling, $4,942, $3,220 and $0; Mr. Davies, $2,084, $3,612 and $0; Mr. Garcia-Tunon, $753, $566 and $304; Mr. Pennypacker, $328, $310 and $274; Mr. Logan, $690, $649 and $398; and Mr. McClaine, $1,885, $1,885 and $1,798. Amounts also include $173,653 paid to Mr. Davies estate after his death.
(3)	Mr. Kassling has served as President and Chief Executive Officer since May 19, 2004. He returned to these positions, after serving solely as Chairman for the last three years, when Mr. Davies relinquished his duties in May 2004 for health reasons.
(4)	Mr. Davies served as President and Chief Executive Officer through May 19, 2004. Mr. Davies passed away on July 21, 2004.

Option Grants in 2004

This table shows the options granted in 2004 for those who served as Wabtec’s Chief Executive Officer and the four most highly paid executive officers in 2004.

Name	No. of Shares Subject to Options Granted (1)	% of Total Options Granted to Employees in 2004	Exercise Price/Share	Expiration Date	Grant Date Present Value (2)

William E. Kassling	30,000	12.2%	$16.33	2/17/14	$197,700
Chairman, President and
Chief Executive Officer

Gregory T. H. Davies	50,000	20.3%	$16.33	2/17/14	$329,500
President and Chief Executive Officer

Alvaro Garcia-Tunon	10,000	4.1%	$16.33	2/17/14	$65,900
Senior Vice President,
Chief Financial Officer and Secretary

Barry L. Pennypacker	10,000	4.1%	$16.33	2/17/14	$65,900
Vice President and Group Executive

Timothy J. Logan	10,000	4.1%	$16.33	2/17/14	$65,900
Vice President and Group Executive

James E. McClaine	10,000	4.1%	$16.33	2/17/14	$65,900
Vice President and Group Executive
(1)	The option grants were made on February 17, 2004 under the Company’s 2000 Stock Incentive Plan.
(2)	Based on the Black-Scholes option pricing model adopted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model were calculated based on the following assumptions:

February 17, 2004 Grant

Dividend Yield	0.30

Exercise Date	Five Year Expected Life

Risk-Free Interest Rate	3.02%

Volatility	41.35

2004 Aggregate Option Exercises and Year-End Option Values

This table shows the number and value of stock options exercised and unexercised for those who served as Wabtec’s Chief Executive Officer and the four most highly paid executive officers in 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004 Exercisable/Unexercisable		Value Of Unexercised In-the-Money Options at December 31, 2004 Exercisable/Unexercisable (1)
William E. Kassling	146,250	$358,313	298,547	113,333	$2,204,958	$986,930
Chairman, President and
Chief Executive Officer

Gregory T. H. Davies	100,000	$868,250	585,500	—	$3,591,368	—
President and Chief Executive Officer

Alvaro Garcia-Tunon	60,000	$486,450	24,334	41,666	$56,374	$378,426
Senior Vice President,
Chief Financial Officer and Secretary

Barry L. Pennypacker	—	—	65,000	25,000	$679,125	$202,100
Vice President and Group Executive

Timothy J. Logan	73,125	$212,794	136,774	21,666	$898,243	$166,826
Vice President and Group Executive

James E. McClaine	—	—	77,551	19,999	$695,092	$151,456
Vice President and Group Executive
(1)	The value of unexercised options is based on the difference between the exercise prices of the various option grants and the fair market value (average of high and low) of Wabtec’s common stock on the New York Stock Exchange on December 31, 2004 of $21.35.

Equity Compensation Plan Information

This table provides aggregate information as of December 31, 2004 concerning equity awards under Wabtec’s compensation plans and arrangements.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	3,802,857	$13.48	1,068,149
Equity compensation plans not approved by shareholders	0	0	0

Total	3,802,857	$13.48	1,068,149

Long-Term Incentive Plan—Awards in 2004

This table shows the performance units granted to and estimated future payouts for those who served as Wabtec’s Chief Executive Officer and the four most highly paid executive officers in 2004.

Name	Performance Units (1)	Performance Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold	Target	Maximum
William E. Kassling	18,000	1/04 – 12/06	9,000	18,000	36,000
Gregory T. H. Davies(2)	30,000	1/04 – 12/06	4,166	8,333	16,666
Alvaro Garcia-Tunon	10,000	1/04 – 12/06	5,000	10,000	20,000
Barry L. Pennypacker	6,000	1/04 – 12/06	3,000	6,000	12,000
Timothy J. Logan	6,000	1/04 – 12/06	3,000	6,000	12,000
James E. McClaine	6,000	1/04 – 12/06	3,000	6,000	12,000
(1)	Represents a target grant of performance units at the beginning of the 3-year performance period. A performance unit is equal to a share of Wabtec stock. If Wabtec achieves its 3-year cumulative economic profit goal, then participants will earn the target number of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum 3-year cumulative economic profit goal, a participant will earn a maximum number (equal to two (2) times the target level) of performance units. If Wabtec achieves the threshold 3-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-half of the target level) of performance units. The number of performance units earned for performance between threshold and target, and target and maximum will be interpolated on a straight-line basis. No performance units will be earned for performance below the 3-year cumulative economic profit threshold. And no additional performance units will be earned for performance exceeding the 3-year cumulative economic profit maximum. This plan is intended to encourage the long-term stability of Wabtec’s management by establishing ambitious goals designed to promote the long-term productivity and profitability of the Company. If a plan participant leaves the Company voluntarily, or is terminated for cause, prior to the end of the performance period, they are not eligible to receive any performance units they may have earned under the plan. If a plan participant otherwise leaves the Company, his or her payout will be pro-rated in accordance with the amount of time he or she participated in the plan relative to the performance period.
(2)	Pro-rated based on a six-month performance period.

Stock Performance Graph

The graph below compares the cumulative total stockholder return, through December 31, 2004, of Wabtec’s common stock, the S&P 500 and a peer group of manufacturing companies which we believe closely resemble us. The graph assumes that a person invested $100 on December 31, 1999 and that dividends are reinvested.

Audit Fees

The following table shows the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2004 and December 31, 2003:

	2004		2003 (1)
Audit Fees	$1,759,787	(2)	$1,021,802
Audit Related Fees	$102,427	(3)	$42,873	(3)
Tax Fees	$355,477	(4)	$428,946	(4)
All Other Fees	$0		$0

Total Fees	$2,217,691		$1,493,621

(1)    The fees for 2003 have been revised from last year’s proxy to take into account certain non-U.S. subsidiaries.

(2)    The increase in Audit Fees from 2003 relates primarily to professional services rendered in connection with the audit of Wabtec’s internal controls over financial reporting.

(3)    Services related to audits of employee benefit plans and implementation of rules related to Sarbanes-Oxley.

(4)    Services related to tax compliance and tax planning.

The Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining the firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. With respect to other permitted services, the Committee pre-approves certain services and categories of services on a fiscal year basis subject to thresholds. All other permitted services must be pre-approved by the Audit Committee.

The Chief Financial Officer determines whether services to be provided require pre-approval or are included within the list of pre-approved services.

All services provided by Ernst & Young LLP in fiscal year 2004 were pre-approved by the Audit Committee.

Other Information

Independent Registered Public Accounting Firm

As negotiations with Ernst & Young for the 2005 audit fees have not been completed, the Audit Committee has not appointed an independent registered public accounting firm to audit our financial statements for 2005.

Ernst & Young served as our independent registered public accounting firm for the year ended December 31, 2004. A representative of Ernst & Young LLP will be at the meeting to answer appropriate questions and make a statement if they desire.

Code of Ethics

Wabtec has adopted a Code of Ethics for executive officers that includes the provisions required under applicable SEC regulations for a code of ethics. A copy of the Code of Ethics for executive officers is posted on our website at http://www.wabtec.com and is available in print to any shareholder who requests it. In the event that we make any amendments to or waivers from this code, we will disclose the amendment or waiver and the reasons for such on our website.

Other Available Information

Wabtec has adopted a Code of Conduct that is applicable to all directors, officers and employees, and Corporate Governance Guidelines, each of which includes the provisions required under the New York Stock Exchange regulations. Copies of our Code of Conduct and Corporate Governance Guidelines are posted on our website at http://www.wabtec.com and are available in print to any shareholder who requests them.

Other Business

We do not expect any business to come before the meeting other than the election of directors. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.

Expenses of Solicitation

Wabtec pays the cost for proxy solicitation. In addition to mailing, officers and employees may solicit proxies in person by telephone or facsimile. Wabtec will pay approximately $6,000 to LaSalle Bank Shareholder Services for sending the proxy material and the 2004 Annual Report to stockholders. We will also reimburse other nominees, custodians or fiduciaries who forward these materials to stockholders for their expenses in doing so.

Stockholder Proposals for Next Year

To be eligible for inclusion in next year’s proxy for the 2006 annual meeting, the deadline for stockholder proposals is December 17, 2005. Additionally, the advance notice provision in our by-laws requires that notice must be submitted to us between December 17, 2005 and February 15, 2006 for business to be properly brought before the annual meeting.

By order of the Board of Directors,

Alvaro Garcia-Tunon

Senior Vice President, Chief Financial Officer and

Secretary

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Use this number to vote by phone or Internet

The Board of Directors recommends a vote “FOR” item 1.

1. Election of the following three Directors for a term expiring in 2008:

For All Withhold All For All Except

Nominees: Emilio A. Fernandez, Lee B. Foster, II and James V. Napier

A vote FOR includes discretionary authority to vote for a substituted nominee if any of the nominees listed becomes unable to serve or for good cause will not serve.

(To withhold authority to vote for one or more such nominees, write such nominees’ name(s) on the line above.)

By checking the box to the right, I consent to future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke any consent at any time by contacting the Company’s transfer agent, LaSalle Bank, Chicago, IL and that costs normally associated with electronic access, such as usage and telephone charges will be my responsibility. Please disregard if you have previously provided your consent decision.

Date: , 2005

SIGNATURE(S)

SIGNATURE(S)

Please date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as attorney, executor, administrator, guardian or trustee, please so indicate with your full title when signing. If a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time on May 17.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet — http://www.eproxyvote.com/wab/

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box above, to create and submit an electronic ballot.

Telephone — 1-866-207-3912

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box above, and then follow the directions given.

Mail —

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

7038—Westinghouse Air Brake Technologies Corporation

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

Voting Instructions for the Annual Meeting of Stockholders Solicited by the Board of Directors Omni William Penn, Pittsburgh, Pennsylvania Wednesday, May 18, 2005—11:00 a.m. (local time)

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the “Company”) does hereby appoint William E. Kassling and Alvaro Garcia-Tunon and any one of them acting individually, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held May 18, 2005 (the “Annual Meeting”), and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, in their discretion, on any other business which may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated April 14, 2005, and of the Annual Report to Stockholders for 2004.

You are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted “FOR” item 1.

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

7038—Westinghouse Air Brake Technologies Corporation